Exhibit 24(b)(8.7) SECOND AMENDMENT TO SELLING AND SERVICES AGREEMENT AND PARTICIPATION AGREEMENT

This Amendment to the Selling and Services Agreement and Participation Agreement
(“Amendment”) is effective as of date set forth below by and between American Beacon
Advisors, Inc. (“AmBeacon”), and ING Life Insurance and Annuity Company (“ING Life”),
ING Institutional Plan Services, LLP (“ING Institutional”), and ING Financial Advisors, LLC
(“ING Financial”)(collectively “ING”)

Whereas, AmBeacon and the Servicing Agent entered into a Selling and Services
Agreement and Participation Agreement dated June 6, 2008 and First Amendment dated
February 9, 2009 (the “Agreement”), regarding the American Beacon Funds, (the “Funds”) and the parties desire to further amend the Agreement as provided herein;

Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. Schedule B and Schedule C to the Agreement is hereby deleted and replaced with Schedule B and Schedule C attached hereto.

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 14th day of July, 2009.

ING LIFE INSURANCE AND	ING INSTITUTIONAL PLAN SERVICES, LLC
ANNUITY COMPANY

By: /s/ Lisa S. Gilarde	By: /s/ Michelle Sheiowitz attorney in fact
Lisa S. Gilarde	Michelle Sheiowitz
Vice President	Vice President

ING FINANCIAL ADVISORS, LLC	AMERICAN BEACON ADVISORS, INC

By: /s/ David Kelsey	By: /s/ Brian E. Brett
David Kelsey	Brian E. Brett
COO/VP	Vice President, Sales and Marketing

SCHEDULE B

List of Available Funds

All Institutional class shares of American Beacon Funds
All Investor class shares of American Beacon Funds
All Advisor class shares of American Beacon Funds
All Retirement class shares of American Beacon Funds

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SCHEDULE C FEE SCHEDULE

As compensation for the services ING renders under the Agreement, Advisor will pay a fee to ING Financial equal to an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Service	12b-1 Fees	Total Fees
Fund	Fees
American Beacon Funds-Institutional Class*	%	%	%
American Beacon Funds-Investor Class	%	%	%
American Beacon Funds-Advisor Class	%	%	%
American Beacon Funds-Retirement Class	%	%	%

*AmBeacon shall pay ING Financial a fee of % on each new account in the
Institutional Class of certain Funds created after February 9, 2009 with a minimum initial investment of $ and which maintains a minimum average balance of $ in a Fund within the Institutional Class. ING Financial will provide AmBeacon with information regarding the account assets, along with supporting data, at the end of each calendar quarter. Asset accumulation, share class exchanges and the following Funds of the Institutional Class do not qualify for payment: Short Term Bond Fund, Intermediate Bond Fund,
S&P 500 Index Fund, Small Cap Index Fund, International Equity Index
Fund, and TIPS Fund.

Dated: _______________, 2009

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